   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 1997


                                                      REGISTRATION NO. 333-20751
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                   POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3
                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                              VANSTAR CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                              94-2376431
   State or other jurisdiction of                (I.R.S. Employer
   incorporation or organization)             Identification Number)


H. CHRISTOPHER COVINGTON, ESQ.                                                  COPY TO:
    SENIOR VICE PRESIDENT,                                               STANLEY R. HULLER, ESQ.
 GENERAL COUNSEL AND SECRETARY                                               ARTER & HADDEN
      1100 ABERNATHY ROAD               1100 ABERNATHY ROAD                 1717 MAIN STREET
   BUILDING 500, SUITE 1200           BUILDING 500, SUITE 1200                 SUITE 4100
    ATLANTA, GEORGIA 30328             ATLANTA, GEORGIA 30328           DALLAS, TEXAS 75201-4605
        (770) 522-4700                     (770) 522-4700                    (214) 761-2100
 (Name, address, including zip   (Address, including zip code, and
  code, and telephone number,     telephone number, including area
 including area code, of agent    code, of registrant's principal
         for service)                    executive offices)


                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

                                1,132,491 SHARES

                              VANSTAR CORPORATION

                                  COMMON STOCK
                             ---------------------
     Vanstar Corporation, a Delaware corporation (the "Company"), originally issued the 1,132,491 shares (the "Shares") of Company common stock, par value $.001 per share (the "Company Common Stock"), to the stockholders named herein (the "Selling Stockholders") in unrelated, private transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. All of the Shares offered hereby are being offered on behalf of and for the account of the Selling Stockholders. The Shares consist of (i) a maximum of 952,491 shares of Company Common Stock issued to or for the benefit of the shareholders of Contract Data Services, Inc., a North Carolina corporation ("CDS"), in connection with the merger of CDS with and into a wholly owned subsidiary of the Company and (ii) a maximum of 180,000 shares of Company Common Stock issued for the benefit of DCT Systems, Inc., a Minnesota corporation, Niloy, Inc., a Georgia corporation, and NCT Systems, Inc., an Illinois corporation (collectively, "DCT"), in connection with the sale of certain assets by DCT to the Company (collectively, the "Transactions"). The Company anticipates that the Shares will be offered for sale under this Prospectus, from time to time after the effectiveness of the Registration Statement of which this Prospectus forms a part, until the earlier of (a) the sale of all of such Shares or (b) February 11, 2000. See "Selling Stockholders." The Company has agreed to pay all of the expenses of registration in connection with this offering (other than commissions, concessions or discounts to broker-dealers), but will not receive any of the proceeds from the sale of the Shares offered hereby. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold less the aggregate brokerage commissions and discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution" and "Selling Stockholders."

     This offering of Shares is currently not being underwritten. However, the Selling Stockholders and brokers, dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed "underwriters," as that term is defined in the Securities Act, and any commissions received by broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. It is anticipated that all Shares being offered hereby, when sales thereof are made, will be made in one or more transactions (which may involve one or more block transactions) through customary brokerage channels, either through brokers acting as brokers or agents for the sellers, or through dealers or underwriters acting as principals who may resell the Shares on the New York Stock Exchange (the "NYSE") or in privately negotiated sales, or otherwise, or by a combination of such methods of offering. Each sale may be made either at market prices prevailing at the time of the sales or at negotiated prices. See "Plan of Distribution."

     To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the purchase price, the public offering price, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.


     The Company Common Stock is listed on the NYSE under the symbol "VST." On September 17, 1997, the closing price of the Company Common Stock on the NYSE Composite Tape was $13.9375 per share.



     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER   , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Reports, proxy and information statements and other information filed electronically by the Company with the Commission are available at the Commission's Web site at http://www.sec.gov. In addition, copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered by this Prospectus. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, a certain portion of which has been omitted as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, which is on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission or at the Commission's Web site. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1997;

          (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1997; and

          (3) The description of the Company Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on February 8, 1996 and in any amendments or reports filed for the purpose of updating such description.

     All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Company Common Stock made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement to the extent that a subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement.

     Upon written or oral request, the Company will provide without charge to each person to whom a copy of this Prospectus is delivered a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this prospectus or any document incorporated by reference herein). Requests should be directed to Vanstar Corporation, Building 500, Suite 1200, 1100 Abernathy Road, Atlanta, Georgia 30328, Attention: H.

Christopher Covington, Esq., Senior Vice President, General Counsel and Secretary, telephone (770) 522-4700.

               SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

     Certain of the matters discussed in this Prospectus include forward-looking statements that involve risks and uncertainties. Among the risks and uncertainties to which the Company is subject are the risks inherent in the Company's substantial indebtedness, the fact that the Company has experienced significant fluctuations in revenues and operating results, the risks associated with managing the Company's inventory and service offerings in light of product life cycles and technological change, the risks associated with implementing management responses to changing technology and market conditions, the Company's relationship with its significant customers, intense price competition in the Company's markets and the Company's dependence upon its key vendors. As a result, the actual results realized by the Company could differ materially from the statements made herein. Words or phrases such as "will continue," "anticipate," "expect," "believe," "intend," "estimate," "project," "plan" or similar expressions are intended to identify forward-looking statements. Potential investors in this offering are cautioned not to place undue reliance on the forward-looking statements made in this Prospectus, which speak only as of the date hereof.
                             ---------------------

     This Prospectus includes product names, trade names and trademarks of the Company and its subsidiaries and of other companies.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus or incorporated herein by reference. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors." See "Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995."

                                  THE COMPANY

     The Company is a leading provider of services and products designed to build, manage and enhance personal computer ("PC") network infrastructures for Fortune 1000 companies and other large enterprises. The Company provides customized, integrated solutions for its customers' network infrastructure needs by combining a comprehensive offering of value-added services with its expertise in sourcing and distributing PC hardware, network products, computer peripherals and software from many vendors. The Company's services are organized around an integrated model called "Life Cycle Management." Life Cycle Management includes design and consulting, acquisition and deployment, operation and support, and enhancement and migration services to support the customers' PC network infrastructure throughout its life cycle. Service delivery is optimized through the application of automated systems, highly trained technical personnel and proven, repeatable processes to support the customer's network infrastructure throughout its entire life cycle.

     The principal executive offices of the Company are located at 1100 Abernathy Road, Building 500, Suite 1200, Atlanta, Georgia 30328, and its telephone number is (770) 522-4700.

                                  THE OFFERING

Shares Offered......................     1,132,491 shares of Company Common
                                         Stock(1)

Selling Stockholders................     The Shares offered hereby were
                                         originally issued by the Company to the
                                         Selling Stockholders in unrelated,
                                         private transactions exempt from
                                         registration under the Securities Act
                                         pursuant to Section 4(2) of the
                                         Securities Act and/or Regulation D
                                         promulgated thereunder. These
                                         stockholders or their transferees,
                                         pledgees, donees or successors, may
                                         from time to time offer and sell the
                                         Shares pursuant to this Prospectus. See
                                         "Selling Stockholders" and "Plan of
                                         Distribution."

Percentage of Outstanding Common
Stock Offered by the Selling
  Stockholders......................     2.63%(2)

Use of Proceeds.....................     The Selling Stockholders will receive
                                         all of the proceeds from the sale of
                                         the Shares. The Company will not
                                         receive any proceeds from the sale of
                                         the Shares.

NYSE Symbol.........................     VST

Risk Factors........................     An investment in the Shares involves a
                                         high degree of risk. See "Risk Factors"
                                         for a discussion of certain factors
                                         that should be considered in evaluating
                                         an investment in the Shares.
---------------

(1) Assumes that all of the shares of Company Common Stock held in escrow for the benefit of the various Selling Stockholders pursuant to the terms of certain Escrow Agreements are released to the Selling Stockholders. See "Selling Stockholders."

(2) Percentage indicated is based upon 42,989,652 shares of Company Common Stock outstanding on August 31, 1997 but does not include shares of Company Common Stock issued or issuable by the Company thereafter.

                                  RISK FACTORS

     In addition to the other information in this Prospectus and incorporated herein by reference, the following risk factors should be considered carefully in evaluating the Company and the Company's business before purchasing the Shares. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below. See "Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995."

SIGNIFICANT FLUCTUATIONS IN REVENUES AND OPERATING RESULTS

     The Company's quarterly and annual revenues and operating results have varied significantly in the past and are likely to continue to do so in the future. In addition, the Company experienced operating losses in the fiscal year ended September 30, 1993 and during the seven months ended April 30, 1994. Revenues and operating results may fluctuate as a result of the demand for the Company's products and services, the introduction of new hardware and software technologies offering improved features, the introduction of new services by the Company and its competitors, changes in the level of operating expenses, the timing of major service projects, inventory adjustments, competitive conditions and economic conditions generally. In particular, the Company's operating results are highly sensitive to changes in the mix of the Company's product and service revenues, product margins and interest rates. Further, the purchase of the Company's products and services generally involves a significant commitment of capital, with the attendant delays frequently associated with large capital expenditures and authorization procedures within an organization. For these and other reasons, the Company's operating results are subject to a number of significant risks over which the Company has little or no control, including customers' technology life cycle needs, budgetary constraints and internal authorization reviews. The Company has also, from time to time in the past, experienced revenue fluctuations because of shortages of supply from certain vendors. Shortages of supplies from vendors have previously occurred due primarily to credit limitations placed on the Company. Future limitations of credit by vendors could have a material adverse effect on the Company. In addition, the general availability of certain products, particularly state-of-the-art computing and data communications products, is occasionally restricted. While the Company has not historically experienced significant product supply shortages, other than due to credit restrictions as described above, any such shortages in the future could have a material adverse effect on the Company. The Company may also experience fluctuations in its operating costs in the future as it continues to make acquisitions, implement new information management systems and adjust its business strategy in the light of changing technology and market conditions. Accordingly, the Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not necessarily indicative of results to be expected for a full fiscal year.

SUBSTANTIAL INDEBTEDNESS AND FIXED OBLIGATIONS; DEPENDENCE ON IBMCC; INTEREST RATE SENSITIVITY

     The Company's business requires significant working capital to finance product inventory and accounts receivable. The Company funds a significant portion of its working capital requirements through its Financing Program Agreement (the "Financing Program Agreement") with IBM Credit Corporation ("IBMCC"). As of July 31, 1997, the Company's outstanding indebtedness under the Financing Program Agreement was approximately $347 million, out of total availability of $350 million. Borrowings under the Financing Program Agreement are secured by certain assets of the Company, including accounts receivable, inventory and equipment. The Financing Program Agreement is currently available through October 31, 1998. In the event of a termination of the Financing Program Agreement, the outstanding borrowings thereunder mature at the end of the term of the line of credit. Borrowings under the Financing Program Agreement bear interest at various rates, depending upon the type of collateral advanced upon, equal in each case to a predetermined margin over an established benchmark rate, such as the London Interbank Offer Rate. As a result, the Company's operating results are sensitive to changes in market interest rates. There can be no assurance that IBMCC will continue to finance the Company's operations, or if such financing is not continued, that the Company will be able to secure additional debt financing.

     Effective December 20, 1996, the Company established a revolving funding trade receivables securitization facility (the "Securitization Facility"), which currently provides the Company with up to $200 million in available credit. In connection with the Securitization Facility, the Company sells, on a revolving basis through a wholly-owned subsidiary, an undivided interest in certain of its trade receivables existing from time to time and which meet certain eligibility requirements ("Pooled Receivables"). As of July 31, 1997, the gross proceeds of those sales totaled $172.8 million. Proceeds received with respect to Pooled Receivables sold from time to time are affected by then market interest rates, among other factors.

     On October 2, 1996 and October 26, 1996, respectively, Vanstar Financing Trust, a statutory business trust formed under the laws of the State of Delaware by the Company as sponsor (the "Trust") issued 3,500,000 and 525,000, 6 3/4% Trust Convertible Preferred Securities ("Preferred Securities") to Robertson, Stephens & Company, LLC; Alex. Brown & Sons Incorporated; Donaldson, Lufkin & Jenrette Securities Corporation; and The Robinson-Humphrey Company, Inc. (collectively the "Initial Purchasers") in connection with the Company's 144A offering of such Preferred Securities. In addition, the Trust issued 124,484 common securities to the Company. The proceeds of these sales were invested by the Trust in $207,474,200 aggregate principal amount of the Company's 6 3/4% Convertible Subordinated Debentures due 2016 (the "Convertible Debentures"). The Preferred Securities are mandatorily redeemable upon the maturity of the Convertible Debentures on October 1, 2016 or earlier to the extent of any redemption by the Company of any Convertible Debentures. Subject to the Company's right to defer interest payments thereunder, the Company is obligated to make quarterly interest payments under the Convertible Debentures of approximately $3.5 million.

     As of July 31, 1997, the Company's total amount of debt outstanding (including debt evidenced by the Convertible Debentures) was approximately $867 million and the Company had stockholders' equity of approximately $173 million. In addition to its substantial indebtedness, the Company has significant other long-term liabilities and obligations. There can be no assurance that the Company's operating results will be sufficient for payment of all of its fixed obligations when due. The degree to which the Company is leveraged could have important consequences to holders of the Shares, including the following: (i) the Company's ability to obtain other financing in the future may be impaired or may be available only on terms dilutive to the holders of the Company Common Stock; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; and (iii) a high degree of leverage may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. The Company's ability to make scheduled payments on or, to the extent not restricted pursuant to the terms thereof, to refinance its indebtedness depends on its financial and operating performance, which is subject to prevailing economic conditions and to financial, business and other factors beyond its control.

DEPENDENCE ON KEY VENDORS AND PRODUCT SUPPLY

     A significant portion of the Company's revenue is derived from sales of PC network hardware, peripherals and software, including products of various major vendors. Some of these revenues relate to sales made pursuant to fixed-price, long-term contracts with governmental entities. The Company's agreements with those vendors from which it purchases products directly, generally contain provisions for periodic renewals and for termination by the vendor without cause, generally upon relatively short notice. The loss of a major vendor, the deterioration of the Company's relationship with a major vendor or the failure of the Company to establish good relationships with major new vendors as they develop could have a material adverse effect on the Company's business. As is typical in its industry, the Company receives credits from most of its vendors for market development, which are used to offset a portion of the Company's sales and marketing expense. Any change in the availability of these credits could materially adversely affect the Company's operating results. The Company is also dependent, in part, upon vendor financing for working capital requirements. The failure of the Company to obtain vendor financing on satisfactory terms and conditions could have a material adverse effect on the Company's business, financial condition and results of operations.

     The personal computer industry experiences product supply shortages and customer order backlogs from time to time due to the inability of certain manufacturers to supply certain products on a timely basis. In addition, certain vendors have initiated new channels of distribution that increase competition for the available product supply. There can be no assurance that vendors will be able to maintain an adequate supply of products to fulfill the Company's customer orders on a timely basis. The Company has experienced product supply shortages in the past and expects to experience such shortages from time to time in the future. Failure to obtain adequate product supplies or fulfill customer orders on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON INFORMATION SYSTEMS

     The markets for the Company's product and service offerings are characterized by rapidly changing technology and frequent new product and service offerings. The introduction of new technologies can render existing products and services obsolete or unmarketable. The Company's continued success will depend on its ability to enhance existing products and services and to develop and introduce, on a timely and cost-effective basis, new products and services that keep pace with technological developments and address increasingly sophisticated customer requirements. The Company's business, financial condition and results of operations could be materially adversely affected if the Company were to incur delays in sourcing and developing product and service enhancements or new products and services or if such product and service enhancements or new products and services did not gain market acceptance. In addition, the Company depends upon complex information management systems in connection with its own business. These systems support, among other things, inventory management, order processing, shipping, receiving and accounting. The Company also utilizes information management systems to receive orders from customers and to manage its help desk, dispatch, repair, installation, move/add/changes and asset management services. Operation of the Company's information management systems requires significant numbers of highly skilled personnel, significant capital investments and a continuing level of operating expense. In the event that any of the Company's information management systems should fail or experience significant downtime, the Company could be prevented from taking customer orders, printing product pickup lists, shipping product or delivering services in a timely manner. Failure of certain information management systems might also place the Company at a significant disadvantage in determining appropriate product pricing or maintaining appropriate inventory levels. A failure of the Company's information management systems which impacts any of these functions, even for a short period, could have a material adverse effect on the Company's operating results. In addition, the inability of the Company to attract and retain the highly skilled personnel necessary to implement, maintain and operate its information management systems, or any delay in the Company's ability to apply the benefits of its information management systems to its business could have a material adverse effect on operating results. See "-- Dependence On and Need to Recruit and Retain Key Management and Technical Personnel."

CONCENTRATION OF REVENUES

     During the fiscal years ended April 30, 1995, 1996 and 1997, Microsoft Corporation accounted for 10.8%, 12.0% and 9.5%, respectively, of the Company's total revenues for such fiscal periods. During such periods, no other customer accounted for more than 10% of the Company's total revenues. However, during fiscal 1997, the Company derived approximately 54% of its revenues from its 50 largest customers. To the extent that the Company is successful in expanding its relationship with new and existing customers among large enterprises such as the Fortune 1000, its revenues may become more concentrated. While the Company seeks to build long-term customer relationships, revenues from any particular customer can fluctuate from period to period due to such customer's purchasing patterns. Any termination or significant disruption of the Company's relationships with any of its principal customers could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, a deterioration in the financial condition of any of its principal customers could expose the Company to the possibility of large accounts receivable write-offs, which would materially adversely affect the Company's financial condition and results of operations.

INTENSE COMPETITION

     The markets in which the Company operates are characterized by intense competition from several types of technical service providers and computer related equipment vendors, including mainframe and mid-range computer manufacturers and outsourcers entering the personal computer services marketplace. These include Digital Equipment Corporation MultiVendor Services, Electronic Data Systems Corporation, Hewlett-Packard Company Multi-Vendor Services and IBM Global Services. Other competitors include VARs, systems integrators and third-party service companies, including CompuCom Systems, Inc.; DecisionOne Corporation; Entex Information Services, Inc.; InaCom Corp.; MicroAge, Inc.; and Technology Service Solutions. The Company's markets require it to maintain sales personnel to compete for commercial customers and to have employees experienced in responding to the competitive bidding requirements of government-related customers. The Company expects to face further competition from new market entrants and possible alliances between competitors in the future. Certain of the Company's current and potential competitors have greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, to devote greater resources to the development, promotion and sale of their products and services or be more effective in responding in competitive bidding situations than the Company. No assurance can be given that the Company will be able to compete successfully against current and future competitors.

CONTROL OF THE COMPANY

     As of June 1, 1997, Warburg, Pincus Capital Company, L.P. ("CapCo"), which is controlled by Warburg, Pincus & Co., beneficially owned an aggregate of 16,482,501 shares of Company Common Stock (representing approximately 38.4% of the issued and outstanding shares of Company Common Stock as of such date). Due to its ownership position, CapCo has significant influence over the management and policies of the Company. CapCo's ownership position also may render it more difficult for a third party to effect a change of control of the Company without the consent of CapCo and may thereby discourage third parties from any attempt to acquire control of the Company, which could have a material adverse effect on the price of the Company Common Stock. Moreover, as of June 1, 1997, the principal stockholders (including Capco), directors and executive officers of the Company beneficially owned approximately 45.8% of the Company Common Stock. As a result, such stockholders, if they act in concert, may be able to effectively control the election of members of the Company's Board of Directors and generally to exercise control over the Company's corporate actions.

GOVERNMENT CONTRACTS

     The Company and its subsidiaries act as prime contractors and subcontractors to various governmental entities, including agencies of the United States government. The Company and its subsidiaries primarily provide computer equipment and related products to governmental entities pursuant to fixed-price contracts. Under the contracts, the Company is obligated to deliver products at a fixed price when and if ordered. All of the equipment sold by the Company to governmental entities under those contracts is acquired from third parties at then-prevailing market prices. Thus, the Company bears the burden of any manufacturers' price increases. The Company's government contracts are subject to specific procurement regulations and a variety of socio-economic and other requirements. Failure to comply with such regulations and requirements could lead to suspension or debarment, for cause, from additional government contracting or subcontracting, either permanently or for a period of time. Among the causes for debarment are violations of various statutes, including those related to employment practices, the protection of the environment and the accuracy of records. In addition, government contractors are subject to oversight audits by government representatives and may become subject to profit and cost control limitations.

     Although certain of the Company's government contracts have a term of several years, appropriations for purchases under such contracts are typically made on a fiscal-year basis only. In addition, even if appropriations are made for purchases by a governmental entity, that entity may not utilize all of its appropriations authority with respect to acquisitions of equipment from the Company. Consequently, there can be no assurance regarding the actual volume of sales that may be made thereunder, if any, during any period of time. Finally, government contracts are typically subject to termination, in whole or in part, without notice at the convenience of the government or agency involved. Any substantial reduction in purchases by governmental entities could have a material adverse effect on the Company.

DEPENDENCE ON AND NEED TO RECRUIT AND RETAIN KEY MANAGEMENT AND TECHNICAL PERSONNEL

     The Company's success depends to a significant extent on its ability to attract and retain key personnel. In particular, the Company is dependent on its senior management team and technical personnel. The Company has significantly expanded its technical staff, including its systems engineering force, in recent years. As of July 31, 1997, the Company employed more than 4,100 technical professionals. Competition for such technical personnel is intense and no assurance can be given that the Company will be able to recruit and retain such personnel. The failure to recruit and retain management and technical personnel could have a material adverse effect on the Company's growth, revenues and results of operations. In addition, the Company's growth resulting from expanding operations and acquisitions has placed significant demands on the Company's management, operational and technical resources. Such growth is expected to continue to challenge the Company's sales, marketing, technical and support personnel and senior management. The Company's future performance will depend in part on its ability to manage expanding domestic and international operations and to adapt its operational systems to respond to changes in its business. In particular, the Company's success will depend on its ability to attract, retain and train adequate numbers of technical field personnel and effectively integrate any acquired business operations.

ANTI-TAKEOVER EFFECTS OF UNISSUED PREFERRED STOCK AND DELAWARE LAW

     Certain provisions of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and Delaware law may be deemed to have an anti-takeover effect. The Certificate of Incorporation provides that the Board of Directors may issue additional shares of Company Common Stock or establish one or more classes or series of Preferred Stock with such designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as the Board of Directors deems appropriate without stockholder approval. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Each of the foregoing provisions gives the Board of Directors, acting without stockholder approval, the ability to prevent, or render more difficult or costly, the completion of a takeover transaction that stockholders might view as being in their best interests, including a takeover transaction that might result in a premium over the market price for the shares of Company Common Stock.

ABSENCE OF DIVIDENDS

     The Company has not declared or paid any cash dividends on Company Common Stock and does not presently intend to pay cash dividends on Company Common Stock in the foreseeable future. The Company intends to retain future earnings for investment in its business. The Company's Financing Program Agreement with IBMCC limits the Company's ability to pay cash dividends on its capital stock. In addition, the Indenture relating to the Convertible Debentures gives the Company the right to defer interest payments on the Convertible Debentures. The Company may not declare or pay dividends on, or make distributions with respect to, the Company Common Stock (except dividends or distributions in shares of the Company Common Stock) during any period when the Company is deferring interest payments on the Convertible Debentures.

POSSIBLE VOLATILITY OF THE PRICE OF COMPANY COMMON STOCK

     The market price of the Company Common Stock may be subject to wide fluctuations in price and volume in response to quarterly variations and the Company's results of operations, changes in earnings, estimates by research analysts, conditions in the PC industry or general market or economic conditions. In recent years, the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many technology companies and often appear unrelated to the operating performance of the specific companies involved. Such market fluctuations could materially adversely affect the market price for the Company Common Stock.

                                  THE COMPANY

     The Company is a leading provider of services and products designed to build, manage and enhance PC network infrastructures, for Fortune 1000 companies and other large enterprises. The Company provides customized, integrated solutions for its customers' network infrastructure needs by combining a comprehensive offering of value-added services with its expertise in sourcing and distributing PC hardware, network products, computer peripherals and software from many vendors. The Company's services are organized around an integrated model called "Life Cycle Management." Life Cycle Management includes design and consulting, acquisition and deployment, operation and support, and enhancement and migration to support the customers' network throughout its life cycle. Service delivery is optimized through the proper application of automated systems, highly trained technical personnel and proven, repeatable processes to support the customer's PC network infrastructure throughout its entire life cycle. The Company Common Stock was listed on the NYSE following the Company's initial public offering (the "IPO") on March 11, 1996 and trades under the symbol "VST."

     The Company was incorporated in Delaware in September 1987 under the name "ComputerLand Corporation" following the acquisition by William Y. Tauscher, CapCo and Richard H. Bard of the majority of the capital stock of the Company's predecessor, IMS Associates, Inc. ("IMS"), which was originally incorporated in 1976. IMS was merged with the Company after such acquisition. At the time of the acquisition, the Company operated and franchised computer retail stores in the United States.

     The executive offices of the Company are located at 1100 Abernathy Road, Building 500, Suite 1200, Atlanta, Georgia 30328, and the telephone number of the executive offices is (770) 522-4700.

                              RECENT DEVELOPMENTS

     On July 3, 1997, a trust claiming to have purchased shares of Company Common Stock filed suit in the Superior Court of the State of California, County of Santa Clara, against the following persons or entities: the Company; certain directors and officers of the Company; the Company's principal stockholder, CapCo, and certain of its affiliates; and Robertson Stephens & Co., Alex. Brown & Sons Incorporated and The Robinson-Humphrey Company, Inc., each of which served as an underwriter in the Company's IPO and as an Initial Purchaser in the Trust's issuance of Preferred Securities. The plaintiff also seeks class action status under California law and purports to represent a class of purchasers of Company Common Stock between March 11, 1996 and January 23, 1997. In its original complaint, the plaintiff purports to state three causes of action under California law, alleging generally, among other things, that the defendants made false or misleading statements or concealed information regarding the Company and that the plaintiff, as a holder of Company Common Stock, suffered damages as a result thereof. The plaintiff seeks compensatory and punitive damages in an unspecified amount, together with other relief. The suit is entitled David T. O'Neal Trust, Dated 4/1/77, v. Vanstar Corporation, et al., Case No. CV767266. The Company believes that the plaintiff's allegations are without merit and intends to defend the suit vigorously.

     On July 7, 1997, the Company, through a wholly-owned subsidiary, acquired certain of the assets and assumed certain of the liabilities of Sysorex Information Systems, Inc. ("Sysorex"), a government technology provider which reported revenues of approximately $150 million for its fiscal year ended September 30, 1996. The purchase price was approximately $46 million, including net liabilities assumed of approximately $11 million, subject to certain post-closing adjustments, and a contingent payment of 500,000 shares of Company Common Stock, based upon the future financial performance of the acquired business. Sysorex is a prime government contractor to various United States Government agencies. Under contracts with governmental entities, Sysorex has agreed to deliver computer hardware and software, generally at fixed prices, when and if ordered by the entities involved. Sysorex operates independently of the Company's Government Systems Group, which will continue to maintain and pursue relationships with systems integrators delivering services to governmental entities. See "Risk Factors -- Government Contracts."

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder and the number of Shares that may be offered by each. The number of Shares that may be actually sold by each of the Selling Stockholders will be determined by each such Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Company Common Stock. Because each of the Selling Stockholders may offer all, some or none of the Shares that each holds, and because the offering contemplated by this Prospectus is currently not being underwritten, no estimate can be given as to the number of Shares that will be held by each of the Selling Stockholders upon or prior to termination of this offering. See "Plan of Distribution." The table below sets forth information as of December 31, 1996, concerning the beneficial ownership of the Shares of each of the Selling Stockholders. All information as to beneficial ownership has been furnished by the Selling Stockholder in question. One or more of the Selling Stockholders may have, in transactions exempt from the registration requirements of the Securities Act, sold, transferred or otherwise disposed of all or a portion of their shares since the date upon which they provided information regarding their holdings of Shares.


                                                       SHARES OF COMPANY       SHARES OF COMPANY
                                                      COMMON STOCK OWNED      COMMON STOCK OFFERED
                                                        BEFORE OFFERING         IN THE OFFERING
                                                     ---------------------    --------------------
            NAME OF SELLING STOCKHOLDER              NUMBER     PERCENT(1)           NUMBER
            ---------------------------              -------    ----------    --------------------
Malbert Smith, III.................................  428,621(2)     1%              428,621(2)
A. Jackson Stenner.................................  428,621(2)     1               428,621(2)
Creditanstalt American Corporation.................   95,249(3)      *               95,249(3)
DCT Systems, Inc...................................   10,000(4)      *               10,000(4)
Niloy, Inc.........................................   30,000(5)      *               30,000(5)
NCT Systems, Inc...................................  140,000(6)      *              140,000(6)


---------------

 *  Less than one percent.


(1) Percentage indicated is based upon 42,984,652 shares of Company Common Stock outstanding on August 31, 1997, but does not include shares of Company Common Stock issued or issuable by the Company thereafter.


(2) Includes 42,862 shares of Company Common Stock that such Selling Stockholder may be entitled to receive October 31, 1997 upon the expiration of an escrow established in connection with the Company's acquisition of CDS.

(3) Includes 9,525 shares of Company Common Stock that such Selling Stockholder may be entitled to receive October 31, 1997 upon the expiration of an escrow established in connection with the Company's acquisition of CDS.

(4) Includes 6,667 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 1998, 1,111 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 1999 and 2,222 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 2000, pursuant to the terms of an escrow established in connection with the Company's acquisition of certain assets from DCT.

(5) Includes 20,000 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 1998, 3,333 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 1999 and 6,667 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 2000, pursuant to the terms of an escrow established in connection with the Company's acquisition of certain assets from DCT.

(6) Includes 93,333 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 1998, 15,556 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 1999 and 31,111 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 2000, pursuant to the terms of an escrow established in connection with the Company's acquisition of certain assets from DCT.

ACQUISITION OF CDS

     On December 16, 1996, the Company consummated the merger of CDS with and into a wholly owned subsidiary of the Company (the "CDS Merger"). The CDS Merger has been accounted for by the Company under the "pooling of interests" method of accounting. The aggregate consideration received by the shareholders of CDS in connection with the CDS Merger consisted solely of 952,491 shares of Company Common Stock (having an aggregate value on the closing date of approximately $21.9 million). Ten percent (10%) of the shares issued in connection with the CDS Merger (95,249 shares of Company Common Stock) were deposited into escrow for a period of approximately 10 months to satisfy certain indemnification obligations of CDS. The Company granted certain registration rights to the persons receiving its stock in the CDS Merger and pursuant thereto has registered for resale in the offering made hereby 952,491 shares of Company Common Stock. The costs of this registration (other than brokerage commissions and similar expenses) are being paid by the Company. To the extent any of the shares of Company Common Stock issued in connection with the CDS Merger are transferred back to the Company upon expiration of the applicable Escrow Agreement, the Registration Statement of which this Prospectus forms a part will be amended to deregister such number of Shares. CDS provides outsourcing of integrated information technology services, related technical support services and procurement of computer hardware and software. For the fiscal year ended March 31, 1996, CDS reported total revenues of approximately $74.3 million.

ACQUISITION OF CERTAIN ASSETS FROM DCT

     On January 9, 1997, the Company consummated the acquisition of inventory and equipment from DCT. In connection therewith, the Company issued 180,000 shares of Company Common Stock (the "DCT Shares"), into escrow for the benefit of DCT. DCT also received approximately $4.0 million in cash as additional consideration for the transferred assets. Based on the closing market price of the Company Common Stock on the closing date of the DCT acquisition, the DCT Shares have an aggregate value of approximately $3.92 million. The DCT Shares will be released from escrow as follows: (i) 120,000 on the first anniversary of the closing, (ii) 20,000 on the second anniversary of the closing and (iii) 40,000 on the third anniversary of the closing, in each case subject to the satisfaction of certain conditions described in a Servicing and Marketing Agreement between the Company and DCT entered into on January 9, 1997 (the "Service Agreement"). Under the Service Agreement, the Company will supply certain computer products and billing services to DCT. DCT may earn commissions under the Service Agreement based upon the level of DCT's product and service revenue, payable at the election of DCT in cash or restricted shares of Company Common Stock (such number not to exceed 40,000 shares of Company Common Stock). The Company has granted certain registration rights to the entities receiving its stock in the DCT acquisition and pursuant thereto has registered for resale in the offering made hereby, 180,000 shares of Company Common Stock. The costs of this registration (other than brokerage commissions and similar expenses) are being paid by the Company. To the extent any of the DCT Shares are transferred back to the Company pursuant to the terms of the applicable Escrow Agreement, the Registration Statement of which this Prospectus forms a part will be amended to deregister such number of Shares.

     Other than as set forth in this section entitled "Selling Stockholders," none of the parties to the transactions described herein were affiliated with the Company within the last three fiscal years.

                              PLAN OF DISTRIBUTION

     The Company will receive no proceeds from the sale of the Shares by the Selling Stockholders. The Shares may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may sell the Shares in one or more transactions (which may involve one or more block transactions) on the NYSE, in privately negotiated transactions or otherwise or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the Shares may be sold through broker-dealers acting as brokers or agents on behalf of the Selling Stockholders or to broker-dealers acting as principals for resale by such dealers; and in connection with such sales, such broker-dealers may receive compensation in the form of commissions, discounts or fees from the Selling Stockholders and/or the purchasers of such shares for whom they may act as broker or agent. It is anticipated that the Selling Stockholders will offer all of the Shares for sale. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

     The Company anticipates that the Shares will be offered for sale under this Prospectus, from time to time after the effectiveness of the Registration Statement of which this Prospectus forms a part until the earlier of (a) the sale of all of such Shares or (b) February 11, 2000 (the "Registration Period"). However, the Company may, from time to time, upon proper notice to the shareholders receiving Company Common Stock in the CDS transaction, terminate or suspend the effectiveness of the Registration Statement in certain circumstances for a period of not more than 90 days. Additionally, certain holders of the Company's Common Stock have the right to require the Company to register certain shares held by or issuable to such holders with the Commission. The Company may, upon the written request of any such holders, terminate or suspend the effectiveness of the Registration Statement until the expiration of 90 days after the date of the completion of any such underwritten offering. To the extent that the Company terminates or suspends the effectiveness of the Registration Statement as described herein, it is required, pursuant to the terms of the Registration Rights Agreement executed in connection with the CDS transaction, to extend the Registration Period beyond February 11, 2000 for a like period.

     At the time a particular offer of Shares is made, to the extent required, a Prospectus Supplement will be distributed that will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholders, any commissions, discounts and other items constituting compensation from the Selling Stockholders and any commissions, discounts or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

     Each Selling Stockholder and any dealer acting in connection with the offering of any of the Shares or any broker executing the selling orders on behalf of any of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares and any commissions, discounts or concessions received by any such dealers or brokers may be deemed to be underwriting commissions and discounts under the Securities Act. Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, to any person who purchases any of the Shares from or through such dealer or broker.

     The Selling Stockholders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. The foregoing may affect the marketability of such securities.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered and qualify for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

     In connection with the offering made hereby, the Company has agreed to indemnify the Selling Stockholders jointly and severally against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute to payments in connection therewith. Additionally, the Selling Stockholders severally have agreed to indemnify the Company against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute to payments in connection therewith. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon for the Company by Arter & Hadden, Dallas, Texas.

                                    EXPERTS


     The consolidated financial statements of Vanstar Corporation included in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1997 incorporated herein by reference have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

     NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OF THEIR AGENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................   ii
Incorporation of Certain Documents by
  Reference...........................   ii
Safe Harbor Statement Under the
  Private Securities Litigation Reform
  Act
  of 1995.............................  iii
Summary...............................    1
Risk Factors..........................    2
The Company...........................    7
Recent Developments...................    7
Selling Stockholders..................    8
Plan of Distribution..................    9
Legal Matters.........................   11
Experts...............................   11


======================================================

======================================================
                                1,132,491 SHARES

                                       OF

                              VANSTAR CORPORATION

                                  COMMON STOCK
                                     [LOGO]
                              --------------------

                                   PROSPECTUS
                              --------------------
                           DATED SEPTEMBER   , 1997.
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission and NASD registration fees.

Securities and Exchange Commission filing fee...............  $  5,299
NASD filing fee.............................................     2,375
Accounting fees and expenses................................    10,000
Legal fees and expenses (exclusive of Blue Sky).............    57,500
Printing and engraving expenses.............................    20,000
Transfer agent fees and expenses............................     3,000
Blue Sky fees and expenses..................................    10,000
NYSE Listing fee............................................     4,800
Miscellaneous...............................................     5,000
                                                              --------
          Total.............................................  $117,974
                                                              ========

     The Company will bear all of the foregoing fees and expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article VI of the Registrant's Restated Certificate of Incorporation (the "Certificate of Incorporation") eliminates the liability of the Registrant's directors to the Registrant or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

     Section 145 of the DGCL provides for indemnification by the Registrant of its directors and officers. In addition, Article IX, Section 1 of the Registrant's Restated By-Laws (the "By-laws") requires the Registrant to indemnify any current or former director or officer to the fullest extent permitted by the DGCL. In addition, the Registrant has entered into indemnity agreements with its directors which obligate the Registrant to indemnify such directors to the fullest extent permitted by the DGCL. The Registrant has also obtained officers and directors liability insurance which insures against liabilities that officers and directors of the Registrant may incur in such capacities.

     The Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute to payments in connection therewith. The Selling Stockholders severally have agreed to indemnify the Company against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute to payments in connection therewith.

ITEM 16. EXHIBITS.

     The following is a list of all exhibits filed as part of this Registration Statement on Form S-3.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
           *5.1          Opinion of Arter & Hadden (including the consent of such
                            firm) as to the legality of the Vanstar Corporation
                            Common Stock being registered hereby
          *23.1          Consent of Arter & Hadden (included as part of its opinion filed as Exhibit 5.1)
         **23.2          Consent of Ernst & Young LLP, independent auditors
          *24.1          Power of Attorney (included on signature page)

---------------

 * Filed previously with the original submission of this Registration Statement (then on Form S-1).

** Filed herewith.

ITEM 17. UNDERTAKINGS.

     (a) Rule 415 Offering. The undersigned Registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings Incorporating Subsequent Exchange Act Documents by
Reference. The undersigned Registrant hereby undertakes, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement, shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by each director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit it to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 18th day of September, 1997.



                                            VANSTAR CORPORATION

                                            By:  /s/ WILLIAM Y. TAUSCHER
                                             -----------------------------------
                                                     William Y. Tauscher
                                                  Chairman of the Board and
                                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed on the     day of September, 1997, by the
following persons in the capacities indicated:


                      SIGNATURE                                              TITLE
                      ---------                                              -----

               /s/ WILLIAM Y. TAUSCHER                   Chairman of the Board,
-----------------------------------------------------      Chief Executive Officer and Director
                 William Y. Tauscher                       (Principal Executive Officer)

                 /s/ KAUKO ARONAHO                       Senior Vice President and
-----------------------------------------------------      Chief Financial Officer
                    Kauko Aronaho                          (Principal Financial and Accounting Officer)

                  /s/ JAY S. AMATO*                      President, Chief Operating Officer and
-----------------------------------------------------      Director
                    Jay S. Amato

                /s/ JOHN W. AMERMAN*                     Director
-----------------------------------------------------
                   John W. Amerman

                /s/ RICHARD H. BARD*                     Director
-----------------------------------------------------
                   Richard H. Bard

                /s/ STEPHEN W. FILLO*                    Director
-----------------------------------------------------
                  Stephen W. Fillo

              /s/ STEWART K. P. GROSS*                   Director
-----------------------------------------------------
                 Stewart K. P. Gross

               /s/ WILLIAM H. JANEWAY*                   Director
-----------------------------------------------------
                 William H. Janeway

                 /s/ JOHN R. OLTMAN*                     Director
-----------------------------------------------------
                   John R. Oltman

               /s/ JOHN L. VOGELSTEIN*                   Director
-----------------------------------------------------
                 John L. Vogelstein

                 /s/ JOSH S. WESTON*                     Director
-----------------------------------------------------
                   Josh S. Weston

          *By: /s/ H. CHRISTOPHER COVINGTON
  ------------------------------------------------
              H. Christopher Covington
             Attorney and Agent-in-fact

                                 EXHIBIT INDEX


        EXHIBIT
          NO.                              DESCRIPTION OF EXHIBITS
        -------                            -----------------------
           *5.1          -- Opinion of Arter & Hadden (including the consent of such firm) as to the legality of the Vanstar Corporation
                            Common Stock being registered hereby
          *23.1          -- Consent of Arter & Hadden (included as part of its
                            opinion filed as Exhibit 5.1)
         **23.2          -- Consent of Ernst & Young LLP, independent auditors
          *24.1          -- Power of Attorney (included on signature page)


---------------

 * Filed previously with the original submission of this Registration Statement (then on Form S-1).

** Filed herewith.